Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Reports Fourth Quarter and 2008 Results

Houston, Texas – February 27, 2009 – Cheniere Energy Partners, L.P. (NYSE Alternext US: CQP) reported a net loss of $28.4 million, or $0.17 per limited partner unit (basic and diluted), for the fourth quarter of 2008. For the year ended December 31, 2008, Cheniere Energy Partners, L.P. (“Cheniere Partners”) reported a loss of $78.3 million, or $0.48 per limited partner unit (basic and diluted).

For the year, LNG receiving terminal development expenses decreased to $2.3 million in 2008 from $5.5 million in 2007 and LNG receiving terminal and pipeline operating expenses increased to $11.5 million in 2008 as the first phase of the Sabine Pass terminal achieved commercial operability in September 2008. Depreciation expense increased to $8.0 million in 2008 due to the placement of the terminal into service. Interest income decreased to $13.8 million in 2008 compared to $52.2 million in 2007 due to a lower average outstanding cash balance year over year primarily driven by the reduction in restricted cash as payments were made to complete construction of the terminal and additionally interest rates were lower on average year over year.

These factors are partially offset by affiliated terminal use agreements (TUA) revenues, decreased interest expense and gains on derivatives from natural gas swaps used to hedge LNG purchased for commissioning and performance testing during 2008. For the fourth quarter 2008, Cheniere Marketing’s TUA became effective and Cheniere Marketing paid $15.0 million for three months of capacity in accordance with its agreement. These monthly payments increase to approximately $21 million per month effective January 2009.

At December 31, 2008, Cheniere Partners had restricted cash and cash equivalents and treasury securities of $394.8 million, including approximately $82.4 million in a permanent debt service account and $13.7 million for one month of interest as required in the senior notes indentures, $32.8 million available for distributions to Cheniere Partners’ common unit holders and general partner, $71.1 million for construction and $194.8 million available for construction, working capital and general purposes. Included in restricted cash at year end is $77.7 million paid by Cheniere Marketing for fourth quarter 2008 payments of $15.0 million and first quarter 2009 payments of $62.7 million.

2009 Outlook

The first phase of the Sabine Pass terminal is complete and the remaining construction is expected to be completed by the third quarter of 2009. Cheniere Marketing’s TUA became effective in October 2008 and the TUAs for Total and Chevron become effective during April and July 2009, respectively. Cheniere Partners expects to make quarterly distributions of $0.425 per unit ($1.70 per unit annualized) to all unitholders, including the subordinated units and general partner.

For additional information, please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the period ended December 31, 2008, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P. owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Once construction is complete, the terminal will have send-out capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf. Construction for 2.6 Bcf/d was completed in 2008 and construction for the remaining 1.4 Bcf/d is expected to be complete in the third quarter of this year. Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Energy Partners’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners’ LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy Partners, L.P. (1)

Selected Financial Information

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008 (3)	2007 (2)	2008 (3)	2007 (2)
	(Unaudited)	(Unaudited)
Revenues	$15,000	$—	$15,000	$—
Operating costs and expenses
LNG receiving terminal development expense	(177)	1,543	2,342	5,485
LNG receiving terminal operating expense	7,589	—	11,470	—
Depreciation, depletion and amortization	6,082	(96)	7,994	35
General and administrative expense	1,773	3,142	10,335	6,996

Total operating costs and expenses	15,267	4.589	32,141	12,716

Loss from operations	(267)	(4.589)	(17,141)	(12,516)

Interest expense	(32,258)	(18,607)	(79,887)	(88,661)
Interest income	1,560	10,205	13,778	52,225
Derivative gain	2,328	—	4,653	—
Other	218	—	253	—

Net loss	$(28,419)	$(12,991)	$(78,344)	$(48,952)

Less:
Net loss through March 25, 2007				(12,128)

Net loss to partners from March 26, 2007 through December 31, 2007				$(36,824)

Allocation of net loss to partners:
Limited partners’ interest	(28,159)	(12,731)	(76,777)	(36,088)
General partner’s interest	(260)	(260)	(1,567)	(736)

Net loss to partners	$(28,419)	$(12,991)	$(78,344)	$(36,824)

Basic and diluted net loss per limited partner unit	$(0.17)	$(0.09)	$(0.48)	$(0.23)

Weighted average limited partners units outstanding used for basic and diluted net loss per unit calculation:
Common units	26,416	26,416	26,416	26,416
Subordinated units	135,384	135,384	135,384	135,384

	December 31, 2008 (4)	December 31, 2007 (4)
Cash and cash equivalents	$7	$13
Restricted cash and cash equivalents	235,985	191,179
Other current assets	10,111	7,725
Non-current restricted cash, cash equivalents and treasury securities	158,813	517,766
Property, plant and equipment, net	1,517,507	1,127,289
Debt issuance costs, net	30,748	29,895
Advances under long-term contracts	10,705	28,497
Advances to Affiliate – LNG Held for Commissioning	9,923	—
Other assets	5,036	2,614

Total assets	$1,978,835	$1,904,978

Current liabilities	$107,003.	$53,420
Long-term debt, net of discount	2,107,673	2,032,645
Long-term debt – Related party	70,661	—
Deferred revenue, including Affiliate	42,471	42,583
Other liabilities	2,712	3,847
Total partner’s deficit	(351,685)	(227,517)

Total liabilities and partners’ deficit	$1,978,835	$1,904,978

(1)	Please refer to Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
(2)

Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended December 31, 2007. Combined operating results of Cheniere Energy Partners, L.P., Cheniere Energy Investments, LLC, Sabine Pass LNG-GP, Inc., Sabine Pass LNG-LP, LLC and Sabine Pass LNG, L.P. for the year ended December 31, 2007.

(3)	Consolidated operating results of Cheniere Energy Partners, L.P. and its consolidated subsidiaries for the three months ended December 31, 2008 and year ended December 31, 2008.
(4)	Consolidated balance sheet of Cheniere Energy Partners, L.P. and its consolidated subsidiaries at December 31, 2008 and December 31, 2007.

CONTACTS:

Investors: Christina Cavarretta, 713-375-5100

Media: Diane Haggard, 713-375-5259

#